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                                                                    EXHIBIT 12.2


                         NORTHWEST AIRLINES CORPORATION
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                          PREFERRED STOCK REQUIREMENTS
                              (DOLLARS IN MILLIONS)

                                                                          THREE MONTHS ENDED
                                                                               MARCH 31
                                                                 ------------------------------------
                                                                   1999                       1998
                                                                 --------                  ----------
EARNINGS:
Income (loss) before income taxes                                $    (48)                 $      115
Less:  Income from less than 50%
           owned investees                                             17                           1
Add:
      Rent expense representative of interest (1)                      48                          47
      Interest expense net of capitalized interest                     89                          53
      Interest of preferred security holder                             7                           6
      Amortization of debt discount and expense                         3                           2
      Amortization of interest capitalized                              1                           1
                                                                 --------                  ----------
      ADJUSTED EARNINGS (LOSS)                                   $     83                  $      223
                                                                 --------                  ----------
                                                                 --------                  ----------
FIXED CHARGES AND PREFERRED STOCK REQUIREMENTS:
Rent expense representative of interest (1)                      $     48                  $       47
Interest expense net of capitalized interest                           89                          53
Interest of preferred security holder                                   7                           6
Preferred stock requirements                                            1                           1
Amortization of debt discount                                           3                           2
Capitalized interest                                                    5                           3
                                                                 --------                  ----------
      FIXED CHARGES AND PREFERRED
         STOCK REQUIREMENTS                                      $    153                  $      112
                                                                 --------                  ----------
                                                                 --------                  ----------
RATIO OF EARNINGS TO FIXED CHARGES AND
      PREFERRED STOCK REQUIREMENTS                                     -- (2)                    2.00
                                                                 --------                  ----------
                                                                 --------                  ----------

(1) Calculated as one-third of rentals, which is considered representative of the interest factor.

(2) Earnings were inadequate to cover fixed charges and preferred stock requirements by $70 million for the three months ended March 31, 1999.